As filed with the Securities and Exchange Commission on June 18, 2018.

Registration No. 333-182628

Registration No. 333-150091

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-182628

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-150091

UNDER THE SECURITIES ACT OF 1933

The Finish Line, Inc.

(Exact name of registrant as specified in its charter)

Indiana	35-1537210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3308 North Mitthoeffer Road

Indianapolis, Indiana 46235

(317) 899-1022

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices

Christopher C. Eck

Senior Vice President, General Counsel and Corporate Secretary

The Finish Line, Inc.

3308 North Mitthoeffer Road

Indianapolis, Indiana 46235

(317) 899-1022

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David P. Hooper, Esq.

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, Indiana 46204

(317) 231-7333

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by The Finish Line, Inc., an Indiana corporation (the “Company”), remove from registration all shares of Class A Common Stock, $0.01 par value, of the Company (the “Shares”) registered under the following Registration Statements on Form S-3 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (Reg. No. 333-182628) filed with the SEC on July 11, 2012 registering the sale from time to time by certain selling shareholders of the Company of up to 1,205,950 Shares; and

•	Registration Statement on Form S-3 (Reg. No. 333-150091) filed with the SEC on April 4, 2008 relating to the distribution and/or resale of 6,518,971 Shares by the a certain selling shareholder of the Company or its successors in interest.

On March 25, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, JD Sports Fashion Plc, a company incorporated under the laws of England and Wales (“JD Sports”), and Genesis Merger Sub, Inc., an Indiana corporation and indirect wholly-owned subsidiary of JD Sports (“Merger Sub”). On June 18, 2018, pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of JD Sports.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on this 18th day of June, 2018.

THE FINISH LINE, INC.

By:	/s/ Edward W. Wilhelm

Edward W. Wilhelm Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.